Exhibit 4.1

ANNEX A

CERTIFICATE OF DESIGNATION
OF
SENIOR MANDATORILY CONVERTIBLE PREFERRED STOCK
OF PROSPECT GLOBAL RESOURCES INC.

Pursuant to Section 78.1955 of the
Nevada Revised Statutes

Prospect Global Resources Inc., a Nevada corporation (the “Corporation”), certifies that pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Second Amended and Restated Articles of Incorporation of the Corporation (as further amended from time to time, the “Articles of Incorporation”), and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, as amended (the “NRS”), the Board of Directors, on July 9, 2013, adopted the following resolution creating a series of its preferred stock, par value $0.001 per share:

RESOLVED, that (1) pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, the Board of Directors hereby designates 5,500,000 shares of the preferred stock, par value $0.001 per share, of the Corporation as “Senior Mandatorily Convertible Preferred Stock” (the “Senior Preferred Stock”), and the powers, designations, preferences and relative, participating, optional and other rights of the Senior Preferred Stock and the qualifications, limitations and restrictions thereof, be, and they hereby are, as set forth in this certificate of designation (this “Certificate of Designation”), and (2) in connection therewith, the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed on behalf of the Corporation and in its name to execute and to file this Certificate of Designation with the Nevada Secretary of State:

Section 1.      Designation and Amount. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as “Senior Mandatorily Convertible Preferred Stock.” The number of shares constituting such series shall be 5,500,000. Such number of shares may be increased or decreased by resolution of the Board of Directors, provided that such number shall not be decreased below the number of shares of such series outstanding at the effective time of such decrease. The Senior Preferred Stock shall have par value $0.001 per share and the liquidation preference of the Senior Preferred Stock shall initially be $1.00 per share (as the same may be increased from time to time pursuant to Section 4(c), the “Liquidation Preference”).

Section 2.      Ranking. The Senior Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation, rank (i) on a parity with each other class or series of the Corporation’s preferred stock established after the Effective Date, the terms of which other class or series expressly provide that such class or series will rank on a parity with the Senior Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (such other classes and series of preferred stock collectively referred to as “Parity Securities”) and (ii) senior to the Corporation’s common stock (the “Common Stock”) and each other class or series of the Corporation’s capital stock outstanding or established after the Effective Date, the terms of which other class or series do not expressly provide that it ranks on a parity with or senior to the Senior Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (such other classes and series of capital stock collectively referred to as “Junior Securities”). The Corporation shall have the right to authorize, establish and/or issue additional shares or classes or series of Junior Securities without the consent of the Holders.

Section 3.      Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

(a)           “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person. As used in this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of securities, partnership interests or by contract or otherwise.

(b)           “Applicable Conversion Price” means the Conversion Price in effect at any given time.

(c)           “Articles of Incorporation” has the meaning set forth in the preamble hereto.

(d)           “As-Converted Basis” means, with respect to any share of Senior Preferred Stock at any time, the number of shares of Common Stock equal to the number of Units into which such share of Senior Preferred Stock would be then convertible (without regard to any shares of Common Stock issuable upon exercise of any Warrants that would issue upon such conversion), as if the Mandatory Conversion Date had occurred.

(e)           “Beneficial Owner” has the meaning given such term in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this Certificate of Designation, such Person or group shall be deemed to have “beneficial ownership” of all shares that any such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

(f)            “Board of Directors” has the meaning set forth in the preamble hereto.

(g)           “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York City, New York are generally required or authorized by law to be closed.

(h)           “Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of the Corporation, including any Common Stock or any series of preferred stock of the Corporation, but excluding any debt securities convertible into such equity.

(i)            “Certificate of Designation” has the meaning set forth in the preamble hereto.

(j)            “Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the NASDAQ Capital Market on such date. If the Common Stock is not traded on the NASDAQ Capital Market on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Designation, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the NASDAQ Capital Market shall be such closing sale price and last reported sale price as reflected on the website of the NASDAQ Capital Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the NASDAQ Capital Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the NASDAQ Capital Market shall govern. If the date of determination is not a Trading Day, then such determination shall be made as of the last Trading Day prior to such date.

(k)           “Common Stock” has the meaning set forth in Section 2.

(l)            “Continuing Director” means any member of the Board of Directors who (i) was a member of the Board of Directors as of the effective date of this Certificate of Designation or (ii)  was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination, election or appointment.

(m)          “Conversion Price” means, for each share of Senior Preferred Stock, $0.12, subject to adjustment as set forth herein.

(n)           “Corporation” has the meaning set forth in the preamble hereto.

(o)           “Current Market Price” means, with respect to any date, the average of the daily Closing Price per share of the Common Stock on each of the five consecutive Trading Days preceding the earlier of the day before such date and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(p)           “Effective Date” means the date on which shares of the Senior Preferred Stock are first issued.

(q)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

(r)            “Exchange Property” has the meaning set forth in Section 11(a).

(s)            “Ex-Date,” when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10, provided that if the issuance or distribution giving rise to an adjustment to the Conversion Price does not result from such an issuance or distribution on the Common Stock, then the Ex-Date shall be the effective date of the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 10.

(t)            “Fundamental Change” means one of the following:

(i)    a “person” or “group” (other than any “person” or “group” that includes either Holder or any of its respective Affiliates) within the meaning of Section 13d of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate Beneficial Owner of common equity of the Corporation representing more than 50% of the voting power of the outstanding Voting Stock;

(ii)   the occurrence of the consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, with, into or to any Person other than one or more of the Corporation’s subsidiaries or any Holder or any of its respective Affiliates, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the continuing or surviving Person immediately after the transaction; or

(iii)  a majority of the members of the Board of Directors are not Continuing Directors.

(u)           “Holder” means, as of any date, the Person in whose name the shares of the Senior Preferred Stock are registered as of such date, which Person may be treated by the Corporation as the absolute owner of the shares of Senior Preferred Stock for any and all purposes, including, without limitation, for the purpose of making payment and settling conversions.

(v)           “Liquidation Preference” has the meaning set forth in Section 1.

(w)          “Liquidation Transaction” has the meaning set forth in Section 5(a).

(x)           “Mandatory Conversion Date” means, with respect to any share of Senior Preferred Stock held by any Holder, the day on which the Corporation has received all Stockholder Approvals necessary to permit such Holder to convert such share of Senior

Preferred Stock into authorized share(s) of Common Stock without such conversion constituting or resulting in a Violation.

(y)           “Notice of Mandatory Conversion” has the meaning set forth in Section 9(a).

(z)           “Parity Securities” has the meaning set forth in Section 2.

(aa)         “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(bb)         “Record Date” has the meaning set forth in Section 4(e).

(cc)         “Reorganization Event” has the meaning set forth in Section 11(a).

(dd)         “Section 4(c) Dividend Payment Date” has the meaning set forth in Section 4(c).

(ee)         “Section 4(c) Dividend Period” has the meaning set forth in Section 4(c).

(ff)          “Senior Preferred Stock” has the meaning set forth in the preamble hereto.

(gg)         “Series A Warrant” means a warrant immediately exercisable for one share of Common Stock at an initial exercise price of $0.12 per share.

(hh)         “Series B Warrant” means a warrant immediately exercisable for one share of Common Stock at an initial exercise price of $0.12 per share

(ii)           “Special Dividend” has the meaning set forth in Section 4(c).

(jj)           “Special Dividend Rate” means (i) on and after December 15, 2013, to but not including June 15, 2014, 20%, (ii) on and after June 15, 2014, to but not including December 15, 2014, 25%, and (iii) on and after December 15, 2014, 30%.

(kk)         “Stockholder Approvals” means all approvals of the stockholders of the Corporation necessary to approve the conversion of the Senior Preferred Stock into Units for purposes of Rule 5635 of the NASDAQ Stock Market Rules and of a reverse stock split sufficient to allow the Company to issue Common Stock upon conversion of the Senior Preferred Stock as provided herein and upon exercise of the Warrants issued or issuable to the Holders pursuant to the Units received upon exercise.

(ll)           “Trading Day” means a day on which the shares of Common Stock:

(i)    are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii)   have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(mm)      “Units” means a unit consisting of one Share of Common Stock, one Series A Warrant and one Series B Warrant, with the Warrants being immediately detachable and separately tradable from the Common Stock.

(nn)         “Violation” means a violation of the stockholder approval requirements of Rule 5635 of the NASDAQ Stock Market Rules.

(oo)         “Voting Stock” means securities of any class of Capital Stock of the Corporation entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors.

Section 4.      Dividends and Distributions.

(a)           From and after the Effective Date, Holders shall be entitled to receive, out of the funds legally available therefor, (i) non-cumulative cash dividends in the amount determined as set forth in Section 4(b) and (ii) cumulative dividends as set forth in Section 4(c), and no more.

(b)           If the Board of Directors declares and the Corporation pays a cash dividend in respect of any shares of Common Stock, then the Board of Directors shall declare and the Corporation shall pay to the Holders a cash dividend in an amount per share of Senior Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of Units into which such share of Senior Preferred Stock would then be ultimately convertible if Stockholder Approvals had been obtained.

(c)           In addition to the dividends provided for in Section 4(b), dividends shall commence accruing from December 15, 2013 and continue to accrue, whether or not declared, and be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each, a “Section 4(c) Dividend Payment Date”) or, if any such day is not a Business Day, the next Business Day. Dividends payable pursuant to this Section 4(c) will accrue, whether or not declared, and shall, for each outstanding share of Senior Preferred Stock, accrete at an annual rate on the Liquidation Preference equal to the Special Dividend Rate (such dividend, the “Special Dividend”). Special Dividends will be computed on the basis of a 360-day year of 12 30-day months and, for any Section 4(c) Dividend Period greater or less than a full Section 4(c) Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 360. Special Dividends accrued and payable during any Section 4(c) Dividend Period will not be paid in cash, but instead will be added to the Liquidation Preference on the earliest of (i) such Section 4(c) Dividend Payment Date, (ii) for any partial period prior to a Section 4(c) Dividend Payment Date, the date of a liquidation, dissolution or winding up of the Corporation, or (iii) for any partial period prior to a Section 4(c) Dividend Payment Date, the Mandatory Conversion Date. Each period from and including a Section 4(c) Dividend Payment Date to but excluding the following Section 4(c) Dividend Payment Date is herein referred to as a “Section 4(c) Dividend Period.”

(d)           Dividends payable pursuant to Section 4(b) shall be payable on the same date that dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Common Stock unless the full dividends contemplated by Section 4(b) are paid at the same time in respect of the Senior Preferred Stock.

(e)           Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the record date (each, a “Record Date”), which (i) with respect to dividends payable pursuant to Section 4(b), shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock and (ii) with respect to dividends payable pursuant to Section 4(c), shall be on the first day of the month in which the relevant Section 4(c) Dividend Payment Date occurs or, if such date is not a Business Day, the first Business Day of such month.

(f)            Dividends payable pursuant to Section 4(b) on the Senior Preferred Stock are non-cumulative. If the Board of Directors does not declare a dividend on the Common Stock, the Holders of such Senior Preferred Stock will have no right to receive any dividend for such dividend period, and the Corporation will have no obligation to pay a dividend for such dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Senior Preferred Stock or any other class or series of the Corporation’s preferred stock or the Common Stock.

(g)           If the Mandatory Conversion Date with respect to any share of Senior Preferred Stock is after the Record Date for any declared dividend and prior to the payment date for that dividend, the Holder thereof shall receive that dividend on the relevant payment date if such Holder was the Holder of record on the Record Date for that dividend.

Section 5.      Liquidation.

(a)           In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up (a “Liquidation Transaction”), each Holder at the time of such Liquidation Transaction shall be entitled to receive for each share of Senior Preferred Stock held by such Holder liquidating distributions in the amount of the then-current Liquidation Preference per share of Senior Preferred Stock, plus an amount equal to any accrued dividends, whether or not declared, thereon to and including the date of such Liquidation Transaction to the extent not added to the Liquidation Preference pursuant to Section 4(c), out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of Common Stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, Holders shall not be entitled to participate in any further distribution of the remaining assets of the Corporation.

(b)           In the event the assets of the Corporation available for distribution to stockholders upon any Liquidation Transaction, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Senior Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c)           The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up; provided, that, a Fundamental Change shall be deemed a Liquidation Transaction unless waived by the vote or consent of the Holders of a majority of the shares of Senior Preferred Stock at the time outstanding voting as a single class.

Section 6.      Maturity. The Senior Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designation.

Section 7.      Redemptions. The Senior Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of Holders at any time.

Section 8.      Conversion.

(a)           Mandatory Conversion. Effective as of the close of business on the Mandatory Conversion Date, each share of Senior Preferred Stock shall automatically convert into Units as set forth in this Certificate of Designation.

(b)           Number of Units upon Conversion. The number of Units into which a share of Senior Preferred Stock shall be convertible shall be determined by dividing the then-current Liquidation Preference by the Applicable Conversion Price (subject to the conversion procedures of Section 9 hereof) plus cash in lieu of fractional Units in accordance with Section 13 hereof.

Section 9.      Conversion Procedures.

(a)           Upon occurrence of the Mandatory Conversion Date, the Corporation shall provide notice of the mandatory conversion to each Holder (such notice a “Notice of Mandatory Conversion”). In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion with respect to such Holder shall state, as appropriate:

(i)    the Mandatory Conversion Date; and

(ii)   the number of Units to be issued upon conversion of each share of Senior Preferred Stock held of record by such Holder.

(b)           Effective immediately prior to the close of business on the Mandatory Conversion Date with respect to any share of Senior Preferred Stock, dividends shall no longer be declared or accrue on any such converted share of Senior Preferred Stock and such share of Senior Preferred Stock shall only represent such number of Units issuable upon conversion thereof and shall cease to be outstanding, in each case, subject to the right of the Holder to receive any declared or accrued and unpaid dividends on such share to the extent provided in Section 4(g) and any other payments to which such Holder is otherwise entitled pursuant to Section 8, Section 11 or Section 13 hereof, as applicable.

(c)           No allowance or adjustment, except pursuant to Section 10, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Mandatory Conversion Date with respect to any share of Senior

Preferred Stock. Prior to the close of business on the Mandatory Conversion Date with respect to any share of Senior Preferred Stock, shares of Common Stock and Warrants issuable upon conversion thereof, or other securities issuable upon conversion of such share of Senior Preferred Stock, shall not be deemed outstanding for any purpose, and the Holder thereof shall have no rights with respect to the Common Stock, Warrants or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Senior Preferred Stock.

(d)           Shares of Senior Preferred Stock converted in accordance with this Certificate of Designation, or otherwise reacquired by the Corporation, will, without any action by the Board of Directors or otherwise, resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance.

(e)           The Person or Persons entitled to receive Common Stock, Warrants and/or cash, securities or other property issuable upon conversion of Senior Preferred Stock shall be treated for all purposes as the record holder(s) of shares of Common Stock, Warrants and/or securities as of the close of business on the Mandatory Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock, Warrants and/or cash, securities or other property (including payments of cash in lieu of fractional Units) to be issued or paid upon conversion of shares of Senior Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such securities, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation or pursuant to applicable law.

Section 10.    Anti-Dilution Adjustments.

(a)           The Conversion Price shall be subject to the following adjustments.

(i)    Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS0
OS1

where:

OS0 = the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution.

OS1 = the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(ii)   Subdivisions, Splits and Combinations. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS0
OS1

where:

OS0 = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 = the number of shares of Common Stock outstanding immediately after the close of business on the effective date of such share subdivision, split or combination.

If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii) Issuance of Stock Purchase Rights. If the Corporation issues to all holders of the shares of Common Stock (and does not make the equivalent issuance to the Holders) rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 60 days from the date of issuance of such rights or warrants, to subscribe for or purchase shares of Common Stock at less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

OS0+ Y
OS0 + X

where:

OS0 = the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X = the total number of shares of Common Stock issuable pursuant to such rights or warrants.

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the aggregate Current Market Price of shares of Common Stock issuable upon conversion of one share of Senior Preferred Stock.

The Corporation shall not issue any such rights or warrants in respect of shares of the Common Stock acquired by the Corporation. In the event that such rights or warrants described in this clause (iii) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Price that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).

(iv)  Debt or Asset Distributions. If the Corporation distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding (a) any dividend or distribution referred to in clause (i) above, (b) any rights or warrants referred to in clause (iii) above, (c) any dividend or distribution paid exclusively in cash, (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, and (e) any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary of the Corporation or other business unit in the case of certain spin-off transactions as described below), then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 – FMV
SP0

where:

SP0 = the aggregate Current Market Price of the Common Stock issuable upon conversion of one share of Senior Preferred Stock.

FMV = the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In a “spin-off,” where the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary of the Corporation or other business unit, the Conversion Price will be adjusted on the fifteenth Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such fifteenth Trading Day by the following fraction:

MP0
MP0 + MPs

where:

MP0 = the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution aggregated for all shares of Common Stock issuable upon conversion of one share of Senior Preferred Stock.

MPs = the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Senior Preferred Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Senior Preferred Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this clause (iv) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(v)   Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all holders of Common Stock, excluding (a) any cash dividend on the Common Stock to the extent a corresponding cash dividend is paid on the Senior Preferred Stock pursuant to Section 4(b), (b) any cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in clause (iv) above, (c) any dividend or distribution in connection with a Liquidation Transaction, and (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0
SP0 + DIV

where:

SP0 = the aggregate Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date for all shares that are issuable upon conversion of one share of Senior Preferred Stock.

DIV = the amount per share of Common Stock of the dividend or distribution.

In the event that any distribution described in this clause (v) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Price which would then be in effect if such distribution had not been declared.

(vi)  Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock (and does not make the equivalent offer to the Holders in respect of Senior Preferred Stock) where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

OS0 x SP0
AC + (SP0 x OS1)

where:

SP0 = the aggregate Closing Price for the shares of Common Stock issuable upon conversion of one share of Senior Preferred Stock, with such Closing Price being that on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 = the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1= the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer and after taking into account the shares purchased pursuant thereto.

AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made with respect to such shares.

(vii)         Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on the Mandatory Conversion Date, upon conversion of any shares of the Senior Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to the Mandatory Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (iv) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b)                                 The Corporation may, with the consent of Holders of a majority of the Senior Preferred Stock, make such decreases in the Conversion Price, in addition to any other decreases required by this Section 10, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason.

(c)                                  (i)  All adjustments to the Conversion Price shall be calculated to the nearest 1/100 of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.001; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Mandatory Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii)  No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Senior Preferred Stock (including without limitation pursuant to Section 4(b)), without having to convert the Senior Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Senior Preferred Stock may then be converted.

(iii)  Notwithstanding anything contained herein, the Applicable Conversion Price shall not be adjusted:

(A)                               upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(B)                               upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any (x) existing employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries; or (y) future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries that does not increase the aggregate number of shares authorized under such plan or program by more than 200% of the aggregate number of shares authorized under any existing plan or program;

(C)                               upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Senior Preferred Stock were first issued;

(D)                               for accrued and unpaid dividends on the Senior Preferred Stock; or

(E)                                in connection with the rights offering of the Corporation to the Corporation’s stockholders as contemplated by that certain prospectus supplement of the Corporation filed May 22, 2013 with the United States Securities Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended.

(d)          Whenever the Conversion Price is to be adjusted in accordance with Section 10(a) or Section 10(b), the Corporation shall: (i) compute the Conversion Price in accordance with Section 10(a) or Section 10(b), taking into account the threshold set forth in Section 10(c); (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section 10(a) or Section 10(b), taking into account the threshold set forth in Section 10(c), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as practicable following the determination of the revised Conversion Price in accordance with Section 10(a) or Section 10(b), provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

Section 11.           Reorganization Events.

(a)                                 In the event of and only if such event is not a Fundamental Change:

(i)                                     any consolidation, merger of the Corporation with or into another Person, or other similar transaction, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(ii)                                  any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(iii)                               any reclassification of the Common Stock including into securities other than the Common Stock;

(any such event specified in this Section 11(a), a “Reorganization Event”); each share of Senior Preferred Stock outstanding immediately prior to such Reorganization Event shall remain outstanding but shall become convertible, when and if convertible pursuant to the terms hereof, into the kind of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an Affiliate of such counterparty) of that number of shares of Common Stock into which the share of Senior

Preferred Stock would then be convertible (plus an additional number of shares of Common Stock assuming cashless exercise of the Warrants forming a part of the Units into which such share of Senior Preferred Stock would then be convertible in accordance with the Warrant Agreements) as if the Mandatory Conversion Date had occurred (such securities, cash and other property, the “Exchange Property”).

(b)                                 In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such Reorganization Event, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election. The amount of Exchange Property receivable upon conversion of any Senior Preferred Stock in accordance with Section 8 shall be determined based upon the Conversion Price in effect on the date of consummation of the Reorganization Event.

(c)                                  The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of Common Stock in any such Reorganization Event.

(d)                                 The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(e)                                  Notwithstanding anything to the contrary in this Section 11 or otherwise in this Certificate of Designation, the Corporation shall not enter into any agreement for a transaction constituting a Fundamental Change unless such agreement (i) entitles Holders to receive the securities, cash and other property that such Holders would have been entitled to receive upon a liquidation, dissolution or winding up of the Corporation pursuant to Section 5, or (ii) in each case, subject to obtaining the required waiver specified in Section 5(c), (1) the Senior Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and (2) such Senior Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the Holders thereof than the rights, preferences, privileges and voting powers of the Senior Preferred Stock, taken as a whole. For the avoidance of doubt, nothing herein shall prohibit the Corporation from entering into or consummating a transaction constituting a Fundamental Change so long as the Senior Preferred Stock is treated as set forth in the preceding sentence.

Section 12.           Voting Rights.

(a)                                 Holders shall be entitled to vote, on an As-Converted Basis, with holders of the Common Stock on all matters that such holders of Common Stock are entitled to vote upon, provided, that (i) the votes attributable to such shares with respect to any Holder shall automatically be reduced, pro rata amongst all Holders, such that the total voting power of all of the shares of Senior Preferred Stock, together with the total voting power held by the Holders and their Affiliates, is not more than 19.99% of the total voting power of the outstanding Common Stock on the date of issuance of the Senior Preferred Stock and (ii) no Holder shall be entitled to vote any share of Senior Preferred Stock in connection with the matter referred to in the definition of Stockholder Approvals.

(b)                                 Notwithstanding the foregoing, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Senior Preferred Stock shall have been converted into Units.

Section 13.           Fractional Units.

(a)                                 No fractional Units will be issued as a result of any conversion of shares of Senior Preferred Stock.

(b)                                 In lieu of any fractional Units otherwise issuable in respect of any mandatory conversion pursuant to Section 8, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the aggregate Closing Price of the Common Stock issuable upon conversion of a share of Senior Preferred Stock determined as of the second Trading Day immediately preceding the Mandatory Conversion Date.

Section 14.           Reservation of Capital Stock.

(a)                                 Following a Mandatory Conversion Date, the Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held by the Corporation, solely for issuance upon the conversion of all outstanding shares of Senior Preferred Stock as provided in this Certificate of Designation, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all shares of Senior Preferred Stock then outstanding and the exercise of all Warrants forming a part of the Units issuable upon conversion of all the shares of Senior Preferred Stock then outstanding, assuming that the Applicable Conversion Price equaled the Conversion Price on the Effective Date. For purposes of this Section 14(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Senior Preferred Stock and the exercise of all Warrants forming a part of the Units deliverable upon the conversion of all outstanding shares of Senior Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)                                 All shares of Common Stock delivered upon conversion of the Senior Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)                                  Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Senior Preferred Stock, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations, including obtaining any approvals of or consents to the delivery of such securities by any governmental authority, and if notwithstanding such efforts the Units cannot be delivered in compliance with such laws and regulations, then the Corporation shall not be required to so deliver until it can deliver in compliance with such laws and regulations.

(d)                                 The Corporation hereby covenants and agrees that, so long as the Common Stock is listed on the NASDAQ Capital Market or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Senior Preferred Stock and the exercise of all Warrants forming a part of the Units deliverable upon the conversion of all outstanding shares of Senior Preferred Stock. For the avoidance of doubt, nothing herein shall require the Corporation to list the Senior Preferred Stock.

Section 15.           Repurchases of Junior Securities. For as long as the Senior Preferred Stock remains outstanding, the Corporation shall not redeem, purchase or acquire any Junior Securities, other than (i) redemptions, purchases or other acquisitions of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or stockholder stock purchase plan and (ii) conversions into or exchanges for other Junior Securities and cash solely in lieu of fractional shares of the Junior Securities.

Section 16.           Replacement Certificates.

(a)                                 The Corporation shall replace any mutilated certificate representing any Senior Preferred Stock at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates representing any Senior Preferred Stock that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

(b)                                 The Corporation shall not be required to issue any certificates representing the Senior Preferred Stock on or after the Mandatory Conversion Date. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Corporation, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the Units pursuant to the terms of the Senior Preferred Stock formerly evidenced by the certificate.

Section 17.           Miscellaneous.

(a)                                 All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid, addressed: (i) if to the Corporation, to: Prospect Global Resources Inc., 1401 17th Street, Suite 1550, Denver, CO 80202, Attention: Corporate Secretary, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation, or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(b)                                 The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Senior Preferred Stock, shares of Common Stock, Warrants or other securities issued on account of Senior Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Senior Preferred Stock or Common Stock, Warrants or other securities in a name other than that in which the shares of Senior Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Mandatorily Convertible Preferred Stock to be executed as of the date first above written.

PROSPECT GLOBAL RESOURCES INC.

By:
Name: Gregory M. Dangler
Title: Interim Chief Financial Officer